Exhibit 10.3

Professional Services Agreement

This Professional Services Agreement (this “Agreement”), effective as of as of May 1, 2018 (the “Effective Date”), is by and between IP Advisors, Inc., a California corporation, with offices located at 20101 SW Birch Street, Suite 150-O, Newport Beach, CA 92660 (the “Service Provider”) and Kenloc, Inc., a California corporation, with offices located at 510 Shannon Way 2306, Redwood City, California 94065 (the “Kenloc”).

WHEREAS, Kenloc desires to retain Service Provider to provide certain ongoing real estate transaction and real estate financing services to Kenloc and the Authorized Service Recipients (as defined below) within the states in which Service Provider is licensed to provide such services, upon the terms and conditions hereinafter set forth, and Service Provider is willing to provide such services.

In consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1.               Definitions.

“Active Prospect List” has the meaning set forth in Section 8.1 d).

“Action” has the meaning set forth in Section 12.1.

“Authorized Service Recipients” means Kenloc’s clients, identified as such in a Statement of Work.

“Agreement” has the meaning set forth in the preamble.

“Change Order” has the meaning set forth in Section 6.

“Confidential Information” means any information that is treated as confidential by a party, including, without limitation, trade secrets, technology, information pertaining to business operations and strategies, and information pertaining to customers, pricing, and marketing. Confidential Information shall not include information that: (a) is already known to the Receiving Party without restriction on use or disclosure prior to receipt of such information from the Disclosing Party; (b) is or becomes generally known by the public other than by breach of this Agreement by, or other wrongful act of, the Receiving Party; (c) is developed by the Receiving Party independently of, and without reference to, any Confidential Information of the Disclosing Party; or (d) is received by the Receiving Party from a third party who is not under any obligation to the Disclosing Party to maintain the confidentiality of such information.

“Disclosing Party” means a party that discloses Confidential Information under this Agreement.

“Force Majeure Event” has the meaning set forth in Section 17.1.

“Kenloc Indemnitee” has the meaning set forth in Section 12.1.

“Kenloc Materials” any documents, data and other materials provided to Service Provider by Kenloc.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any federal, state, local or foreign government or political subdivision thereof, or any arbitrator, court or tribunal of competent jurisdiction.

“List Date” has the meaning set forth in Section 8.1 d).

“Losses” mean all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

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“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

“Property” has the meaning set forth in Section 2.

“Receiving Party” means a party that receives or acquires Confidential Information directly or indirectly under this Agreement.

“Sales Price” shall mean the price specified in a binding agreement executed and delivered by Kenloc or the Authorized Service Recipient and a purchaser and shall be reduced by any adjustment to such price made in accordance with such agreement, including but not limited to price adjustments for any capital expenditures incurred by Kenloc or the Authorized Service Recipient as a condition of closing or escrows of funds by Kenloc or the Authorized Service Recipient for the benefit of purchaser, but such price adjustment(s) shall exclude any prorations and closing costs or charges to be made or paid by the parties.

“Service Provider” has the meaning set forth in the preamble.

“Service Provider Personnel” means all agents and employees engaged by Service Provider to perform the Services.

“Services” mean any professional real estate or mortgage brokerage services or other consulting services to be provided by Service Provider under this agreement, as described in more detail in a Statement of Work referred to the financing, purchase of sale of any Property, and Service Provider’s obligations under this Agreement.

“Statement of Work” means each Statement of Work entered into by the parties and attached to this Agreement, substantially in the form of Exhibit B.

“Term” has the meaning set forth in Section 7.

2.               Appointment. Subject to the terms and conditions set forth in this Agreement, Kenloc hereby appoints Services Provider to act as real estate transaction and real estate financing broker with the right to solicit and procure financing for, and the purchase and sale of one or a series of properties to be purchased or owned by Kenloc or the Authorized Service Recipients (the “Properties” or a “Property”), all on the terms and conditions set forth the applicable Statement of Work.

3.	Services.

3.1.        Service Provider shall provide the Services to Kenloc and the Authorized Service Recipients as described in more detail in each Statement of Work in accordance with the terms and conditions of this Agreement.

3.2.        Where Service Provider is not licensed to provide real estate transaction and financing brokerage services, Service Provider shall provide general consulting Services in its area of expertise.

3.3.        Each Statement of Work shall include the following information, if applicable:

a)	a detailed description of the Services to be performed pursuant to the Statement of Work;
b)	the date upon which the Services will commence and the term of such Statement of Work;
c)	the names of the Service Provider Personnel that will be in charge of providing the Services;
d)	the commission to be paid to Service Provider under the Statement of Work; and
e)	any other terms and conditions agreed upon by the parties in connection with the Services to be performed pursuant to such Statement of Work.

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4.	Service Provider’s Obligations.

4.1.        The Service Provider shall:

a)	use its best efforts, consistent with the highest professional standards and Kenloc’s and the Authorized Service Participant’s rights hereunder, to secure the financing for and/or effect the sale or purchase of a Property. In connection therewith, Service Provider shall list the Properties for sale, make contact with and qualify prospective sellers or buyers, investigate and pursue offers and inquiries referred to the Properties, canvass, solicit and otherwise market the Properties for sale (which marketing materials utilized by Service Provider shall be subject to the prior written approval of Kenloc), find a suitable Property or a suitable buyer for any Property, and negotiate a suitable price and terms for the financing, purchase or sale thereof, which terms and conditions are subject to the prior written approval of Kenloc or the Authorized Service Recipients. Service Provider acknowledges and agrees that only Kenloc or the Authorized Service Recipients have the right to draft and negotiate the purchase or sale contract or any contract related to the financing of real estate for any Property.
b)	be available at reasonable times to meet with Kenloc’s representatives to discuss and review Service Provider’s efforts and negotiations, either in person or by telephone.
c)	before the date on which the Services are to start, obtain, and at all times during the Term of this Agreement maintain, any and all necessary licenses and consents and comply with all relevant Laws applicable to the provision of the Services;
d)	prior to any Service Provider Personnel performing any Services hereunder: (i) ensure that such Service Provider Personnel have the legal right to work in the United States; and (ii) at its sole cost and expense, conduct background checks on such Service Provider Personnel, which background checks shall comprise, at a minimum, a review of credit history, references and criminal record, in accordance with state, federal and local law;
e)	comply with, and ensure that all Service Provider Personnel comply with, all rules, regulations and policies of Kenloc that are communicated to Service Provider in writing, including security procedures concerning systems and data and remote access thereto;
f)	maintain complete and accurate records relating to the provision of the Services under this Agreement. During the Term and for a period of two years thereafter, upon Kenloc’s written request, Service Provider shall allow Kenloc or Kenloc’s representative to inspect and make copies of such records; provided that any such inspection shall take place during regular business hours no more than once per year and Kenloc provides Service Provider with reasonable advance written notice;

4.2.        Service Provider is responsible for all Service Provider Personnel and for the payment of their compensation, including, if applicable, withholding of income taxes, and the payment and withholding of social security and other payroll taxes, unemployment insurance, workers’ compensation insurance payments and disability benefits.

5.                Kenloc’s Obligations.

5.1.        Kenloc shall:

a)	cooperate with Service Provider in all matters relating to the Services;
b)	respond promptly to any Service Provider request to provide direction, information, approvals, authorizations or decisions that are reasonably necessary for Service Provider to perform Services in accordance with the requirements of this Agreement; and
c)	provide such information as Service Provider may reasonably request, in order to carry out the Services, in a timely manner, and ensure that it is complete and accurate in all material respects.

5.2.        If Service Provider’s performance of its obligations under this Agreement is prevented or delayed by any act or omission of Kenloc, any Authorized Service Recipient, Service Provider shall not be deemed in breach of its obligations under this Agreement or otherwise liable for any costs, charges or losses sustained or incurred by Kenloc, in each case, to the extent arising directly or indirectly from such prevention or delay.

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6.                Change Orders. If either party wishes to change the scope of the Services, it shall submit details of the requested change to the other in writing. Service Provider shall, within a reasonable time after such request (and, if such request is initiated by Kenloc, not more than 5 business days after receipt of Kenloc’s written request), provide a written estimate to Kenloc of: (i) the estimated time required to implement the change; (ii) any necessary variations to the fees and other charges for the Services arising from the change; (ii) any other impact the change might have on the performance of this Agreement. Promptly after receipt of the written estimate, the parties shall negotiate and agree in writing on the terms of such change (a “Change Order”). Neither party shall be bound by any Change Order unless mutually agreed upon in writing in accordance with Section 18.08.

7.                Term. This Agreement shall commence as of the Effective Date and shall continue thereafter until the completion of the Services under all Statements of Work, unless sooner terminated pursuant to Section 14 (the “Term”).

8.                Commission; Payment Terms.

8.1.        Real Estate Transaction Commission:

a)	Except as specified in Section 8.1 c) below, if the sale of a Property is consummated during the Term, then Kenloc shall pay Service Provider at the closing of such sale a commission in an amount up to 3.5% of the Sales Price of the Property, paid by the Seller in all cases that are commercially reasonable and not by Kenloc. Notwithstanding the foregoing, in the event this Agreement is terminated for cause, either before or after the sale of a Property no commission shall be due and payable to Service Provider hereunder. In the event Service Provider has already been paid its commission prior to the termination of this Agreement for cause, Service Provider shall immediately refund the amount of the commission previously paid to Service Provider. This provision shall survive the expiration or termination of this Agreement.

b)	Except as specifically provided in this Section 8, Service Provider shall not be entitled to any compensation, commission or reimbursement of expenses or charges in connection with any sale of the Properties or any services or action under this Agreement, including, without limitation, a sale of the Properties where Service Provider acts in the capacity of a selling or cooperating broker on the purchaser’s behalf (to the extent permitted under Section 9 below).

c)	No compensation shall be earned by, or shall be due and payable to, Service Provider for the services rendered hereunder or in connection with the Properties unless and until title to any Property shall have closed and a deed delivered and accepted and all of the consideration paid to Kenloc or the Authorized Service Recipient in the manner required in a written contract of sale containing such terms, conditions and provisions as Kenloc or the Authorized Service Recipient may deem desirable and otherwise in form and substance satisfactory to Kenloc or the Authorized Service Recipient in their absolute discretion regardless of whether the failure to close the sale is attributable to the act or fault of Kenloc or the Authorized Service Recipient, the purchaser, a failure of title, a condemnation, Kenloc or the Authorized Service Recipient’s failure to pursue its remedies against the purchaser, or any other reason whatsoever.

d)	Service Provider shall deliver to Kenloc, within ten (10) business days after the termination or expiration of this Agreement (such date, the “List Date”), a written list of persons and entities that have inspected any Property and with whom Service Provider has had active, substantive negotiations during the Term (the “Active Prospect List”). If the Active Prospect List is delivered to Kenloc on or before the List Date and a contract is entered into within thirty (30) days after the List Date that eventually leads to a sale to one of the parties on the Active Prospect List pursuant to the terms of said contract, then Service Provider shall, nevertheless, be entitled to a commission in the amounts set forth in Section 8.1 a) above if (i) the purchaser is a party who was specifically identified by Service Provider to Kenloc on the Active Prospect List and (ii) such party has conducted active, substantive negotiations with Service Provider prior to the termination of this Agreement. Service Provider agrees and acknowledges that the amount of its commission shall depend upon whether or not this Agreement has been terminated for cause. If the Active Prospect List is not delivered on or before the List Date, time being of the essence, Broker shall have no right to any commission based on the provisions of this Section 8.1 d) and no right to bring any action or claim for any such commission based on the provisions of this Section 8.

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8.2.        Mortgage Brokerage Commission. If the finance of a Property is consummated during the Term, then Kenloc shall pay Service Provider at the closing of such financing a commission in an amount of up to 2% (as mutually agreed upon by the Parties) of any loan granted in connection with the financing of a Property. Notwithstanding the foregoing, in the event this Agreement is terminated for cause, either before or after the financing of a Property no commission shall be due and payable to Service Provider hereunder. In the event Service Provider has already been paid its commission prior to the termination of this Agreement for cause, Service Provider shall immediately refund the amount of the commission previously paid to Service Provider. This provision shall survive the expiration or termination of this Agreement.

8.3.        Without prejudice to any other right or remedy it may have, Kenloc reserves the right to set off at any time any amount owing to it by Service Provider against any amount payable by Kenloc to Service Provider under this Agreement.

9.	Co-Brokers.

9.1.        Service Provider may, at Service Provider’s sole cost and expense, employ such co-broker or co-brokers, as Service Provider may consider desirable to procure a sale. Regardless of whether or not Service Provider employs any co-broker or co-brokers, Service Provider shall not be entitled to any additional compensation hereunder and the commission payable hereunder shall be paid only to Service Provider. If any demand or claim shall be made against Kenloc or the Authorized Service Recipient by any co-broker or co-brokers employed by Service Provider, Service Provider shall take such steps as Kenloc or the Authorized Service Recipient may request to protect their interests.

9.2.        If Service Provider has cooperated with an independent co-broker unaffiliated with Service Provider who is entitled to a commission in connection with a purchase of any Property, the purchaser whom such co-broker is working with shall be fully and solely responsible to and for such co-broker and Kenloc or the Authorized Service Recipient shall have no responsibility therefor. Service Provider may discontinue negotiations with any co-broker refusing to accept the arrangement described in the immediately preceding sentence. However, notwithstanding the previous sentence, Service Provider must provide Kenloc with the name of such co-broker and its purchaser prior to discontinuing negotiations with it. If any demand or claim shall be made against Kenloc or the Authorized Service Recipient by any co-broker or co-brokers employed by Service Provider, Service Provider shall take such steps as Kenloc may request to protect Kenloc or the Authorized Service Recipient’s interests. It is the intent of Kenloc and Service Provider to have all unaffiliated co-brokers compensated by their buyer(s).

9.3.        Service Provider agrees to indemnify and hold Kenloc and the Authorized Service Recipient harmless with respect to any action, proceeding, claim, liability, loss, cost or expense (including reasonable attorneys’ fees and court costs) arising in connection with any claim for brokerage or finder’s fees or any other like payment by any co-broker alleging dealings with Service Provider. This indemnification shall survive the expiration or termination of this Agreement.

10.	Confidential Information.

10.1.      The Receiving Party agrees:

a)	not to disclose or otherwise make available Confidential Information of the Disclosing Party to any third party without the prior written consent of the Disclosing Party; provided, however, that the Receiving Party may disclose the Confidential Information of the Disclosing Party to its officers, employees, consultants and legal advisors who have a “need to know”, who have been apprised of this restriction and who are themselves bound by nondisclosure obligations at least as restrictive as those set forth in this Section 10;
b)	to use the Confidential Information of the Disclosing Party only for the purposes of performing its obligations under the Agreement or, in the case of Kenloc, to make use of the Services and for its benefit of that of the Authorized participants; and
c)	to immediately notify the Disclosing Party in the event it becomes aware of any loss or disclosure of any of the Confidential Information of Disclosing Party.

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10.2.      If the Receiving Party becomes legally compelled to disclose any Confidential Information, the Receiving Party shall provide:

a)	prompt written notice of such requirement so that the Disclosing Party may seek, at its sole cost and expense, a protective order or other remedy; and
b)	reasonable assistance, at the Disclosing Party’s sole cost and expense, in opposing such disclosure or seeking a protective order or other limitations on disclosure.

If, after providing such notice and assistance as required herein, the Receiving Party remains required by Law to disclose any Confidential Information, the Receiving Party shall disclose no more than that portion of the Confidential Information which, on the advice of the Receiving Party’s legal counsel, the Receiving Party is legally required to disclose and, upon the Disclosing Party’s request, shall use commercially reasonable efforts to obtain assurances from the applicable court or agency that such Confidential Information will be afforded confidential treatment.

10.3.      Nothing in this Agreement shall prevent either party from using any general methodologies or know-how contained in the unaided memory of such party’s personnel developed or disclosed under this Agreement, provided that in doing so it is not in breach of its obligations of confidentiality under this Section.

11.             Representations and Warranties.

11.1.      Each party represents and warrants to the other party that:

a)	it is duly organized, validly existing and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization or chartering;
b)	it has the full right, power and authority to enter into this Agreement, to grant the rights and licenses granted hereunder and to perform its obligations hereunder;
c)	the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the party; and
d)	when executed and delivered by such party, this Agreement will constitute the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

11.2.      Service Provider represents and warrants to Kenloc that:

a)	it shall perform the Services using licensed personnel of required skill, experience and qualifications and in a professional and workmanlike manner in accordance with best industry standards for similar services and shall devote adequate resources to meet its obligations under this Agreement;
b)	it is in compliance with, and shall perform the Services in compliance with, all applicable Laws;
c)	Service Provider and the Service Provider Personnel are duly licensed as real estate and mortgage brokers in the state where the Properties are located and that the Service Provider Personnel do not have and shall not enter into any conflicting relationship that would affect their ability to act in the best interests of Kenloc and the Authorized Service Recipients and in accordance with all applicable agency and fiduciary obligations imposed upon Service Provider by law. During the Term, and subject to the provisions of this Agreement, Service Provider is granted the authority to market the Properties and procure one or more prospective purchasers therefor. Kenloc and the Authorized Service Recipients reserve the right to negotiate directly with any prospective purchaser. Notwithstanding the foregoing, Service Provider shall, to the extent requested by Kenloc and the Authorized Service Recipients, participate in any negotiations with any such prospective purchaser. Kenloc and the Authorized Service Recipients shall at all times have the sole right and privilege of determining the terms and conditions of any proposed sale, and Service Provider is not authorized to sign any agreements, documents or writings on Kenloc and the Authorized Service Recipient’s behalf or otherwise to bind or obligate them in any other way.

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11.3.      EXCEPT FOR THE EXPRESS WARRANTIES IN THIS AGREEMENT, (A) EACH PARTY HEREBY DISCLAIMS ALL WARRANTIES, EITHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE UNDER THIS AGREEMENT, AND (B) SERVICE PROVIDER SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE.

12.             Indemnification.

12.1.      Service Provider shall defend, indemnify and hold harmless Kenloc and Kenloc’s Authorized Service Recipients and their officers, directors, employees, agents, successors and permitted assigns (each, a “Kenloc Indemnitee”) from and against all Losses arising out of or resulting from any third-party claim, suit, action or proceeding (each, an “Action”) arising out of or resulting from:

a)	bodily injury, death of any person or damage to real or tangible, personal property resulting from the willful, fraudulent or negligent acts or omissions of Service Provider or Service Provider Personnel; and
b)	Service Provider’s breach of any representation, warranty or obligation of Service Provider set forth in this Agreement.

12.2.      Kenloc shall defend, indemnify and hold harmless Service Provider and its officers, directors, employees, agents, successors and permitted assigns from and against all Losses awarded against Service Provider in a final judgment arising out of or resulting from:

a)	bodily injury, death of any person or damage to real or tangible, personal property resulting from the negligent or willful acts or omissions of Kenloc; and
b)	Kenloc’s breach of any representation, warranty or obligation of Kenloc in this Agreement.

12.3.      The party seeking indemnification hereunder shall promptly notify the indemnifying party in writing of any Action and cooperate with the indemnifying party at the indemnifying party’s sole cost and expense. The indemnifying party shall immediately take control of the defense and investigation of such Action and shall employ counsel of its choice to handle and defend the same, at the indemnifying party’s sole cost and expense. The indemnifying party shall not settle any Action in a manner that adversely affects the rights of the indemnified party without the indemnified party’s prior written consent, which shall not be unreasonably withheld or delayed. The indemnified party’s failure to perform any obligations under this Section 12.3 shall not relieve the indemnifying party of its obligations under this Section 12 except to the extent that the indemnifying party can demonstrate that it has been materially prejudiced as a result of such failure. The indemnified party may participate in and observe the proceedings at its own cost and expense.

13.             LIMITATION OF LIABILITY.

13.1.      EXCEPT AS OTHERWISE PROVIDED IN SECTION 13.3, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER OR TO ANY THIRD PARTY FOR ANY LOSS OF USE, REVENUE OR PROFIT OR LOSS OF DATA OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

13.2.      EXCEPT AS OTHERWISE PROVIDED IN SECTION 13.3, IN NO EVENT WILL EITHER PARTY’S LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EXCEED TWO (2) TIMES THE AGGREGATE AMOUNTS PAID OR PAYABLE TO SERVICE PROVIDER IN THE 12 MONTHS PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM.

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13.3.      The exclusions and limitations in Section 13.1 and Section 13.2 shall not apply to:

a)	damages or other liabilities arising out of or relating to a party’s failure to comply with its obligations under Section 10 (Confidentiality);
b)	a party’s indemnification obligations under Section 12 (Indemnification);
c)	damages or other liabilities arising out of or relating to a party’s gross negligence, willful misconduct or intentional acts;
d)	death or bodily injury or damage to real or tangible personal property resulting from a party’s negligent acts or omissions; and
e)	damages or liabilities to the extent covered by a party’s insurance.

14.            Termination; Effect of Termination.

14.1.      Either party, in its sole discretion, may terminate this Agreement or any Statement of Work, in whole or in part, at any time without cause, by providing at least thirty (30) days’ prior written notice to the other party.

14.2.      Either party may terminate this Agreement, effective upon written notice to the other party (the “Defaulting Party”), if the Defaulting Party:

a)	materially breaches this Agreement, and such breach is incapable of cure, or with respect to a material breach capable of cure, the Defaulting Party does not cure such breach within fifteen (15) days after receipt of written notice of such breach.
b)	(i) becomes insolvent or admits its inability to pay its debts generally as they become due; (ii) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within seven business days or is not dismissed or vacated within 45 days after filing; (iii) is dissolved or liquidated or takes any corporate action for such purpose; (iv) makes a general assignment for the benefit of creditors; or (v) has a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

14.3.      Upon expiration or termination of this Agreement for any reason:

a)	Service Provider shall (i) promptly deliver to Kenloc all deliverables (whether complete or incomplete) for which Kenloc has paid and all Kenloc Materials, (ii) provide reasonable cooperation and assistance to Kenloc upon Kenloc’s written request and at Kenloc’s expense in transitioning the Services to an alternate service provider, and (iii) on a pro rata basis, repay all fees and expenses paid in advance for any Services which have not been provided.
b)	Each party shall (i) return to the other party all documents and tangible materials (and any copies) containing, reflecting, incorporating or based on the other party’s Confidential Information, (ii) permanently erase all of the other party’s Confidential Information from its computer systems and (iii) certify in writing to the other party that it has complied with the requirements of this clause.
c)	In no event shall Kenloc be liable for any Service Provider Personnel termination costs arising from the expiration or termination of this Agreement.

14.4.      The rights and obligations of the parties set forth in this Section 14.4 and Section 1, Section 10, Section 11, Section 12, Section 13, Section 14, and Section 18, and any right or obligation of the parties in this Agreement which, by its nature, should survive termination or expiration of this Agreement, will survive any such termination or expiration of this Agreement.

15.             INSURANCE.

During the Term, Service Provider shall maintain in full force and effect adequate workers’ compensation, commercial general liability, professional liability, errors and omissions, and other forms of insurance, in each case with insurers reasonably acceptable to Kenloc, with policy limits sufficient to protect and indemnify the Kenloc Indemnitees from any losses resulting from Service Provider’s conduct, acts, or omissions or the conduct, acts, or omissions of its agents, contractors or employees. Kenloc shall be listed as additional insured under such policies, and Service Provider shall forward a certificate of insurance verifying such insurance upon Kenloc’s written request, which certificate will indicate that such insurance policies may not be canceled before the expiration of a 30-day notification period and that Kenloc will be immediately notified in writing of any such notice of termination.

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16.             NON-EXCLUSIVITY; NON-COMPETE.

The Service Provider retains the right to perform the same or similar type of services for third parties during the Term of this Agreement.

17.             Force Majeure.

17.1.      No party shall be liable or responsible to the other party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for any obligations to make payments to the other party hereunder), when and to the extent such failure or delay is caused by or results from acts beyond the affected party’s reasonable control, including, without limitation:

a)	acts of God;
b)	flood, fire or explosion;
c)	war, invasion, riot or other civil unrest;
d)	actions, embargoes or blockades in effect on or after the date of this Agreement; or
e)	national or regional emergency.

(each of the foregoing, a “Force Majeure Event”). A party whose performance is affected by a Force Majeure Event shall give notice to the other party, stating the period of time the occurrence is expected to continue and shall use diligent efforts to end the failure or delay and minimize the effects of such Force Majeure Event.

17.2.      During the Force Majeure Event, the non-affected party may similarly suspend its performance obligations until such time as the affected party resumes performance.

17.3.      The non-affected party may terminate this Agreement if such failure or delay continues for a period of 60 days or more and, if the non-affected party is Kenloc, receive a refund of any amounts paid to the Service Provider in advance for the affected Services. Unless this Agreement is terminated in accordance with this Section 17.3, the Term of this Agreement shall be automatically extended by a period equal to the period of suspension.

18.             Miscellaneous.

18.1.      Each party shall, upon the reasonable request, and at the sole cost and expense, of the other party, promptly execute such documents and perform such acts as may be necessary to give full effect to the terms of this Agreement.

18.2.      The relationship between the parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment or fiduciary relationship between the parties, and neither party shall have authority to contract for or bind the other party in any manner whatsoever.

18.3.      Neither party shall issue or release any announcement, statement, press release or other publicity or marketing materials relating to this Agreement, or otherwise use the other party’s trademarks, service marks, trade names, logos, symbols or brand names, in each case, without the prior written consent of the other party, which shall not be unreasonably withheld or delayed.

18.4.      All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 18.4.

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If to Service Provider:	20101 SW Birch Street, Suite 150-O, Newport Beach, CA 92660 Email: john@ipfundingadvisors.com Attention: John Heywood, President

If to Kenloc:	510 Shannon Way #2306, Redwood City, California 94065 Email: Lancecrisler@gmail.com Attention: Lance Crisler, Treasurer and Director

18.5.      This Agreement, together with all Schedules, Exhibits and Statements of Work and any other documents incorporated herein by reference, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any conflict between the terms and provisions of this Agreement and those of any Schedule, Exhibit or Statement of Work, the following order of precedence shall govern: (a) first, this Agreement, exclusive of its Exhibits and Schedules; (b) second, the applicable Statement of Work; and (c) third, any Exhibits and Schedules to this Agreement; and (d) fourth, the Service Provider Proposal.

18.6.      Neither party may assign, transfer or delegate any or all of its rights or obligations under this Agreement, without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder. Any attempted assignment, transfer or other conveyance in violation of the foregoing shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

18.7.      This Agreement is for the sole benefit of the parties hereto, the Authorized Service Recipients, and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

18.8.      This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

18.9.      If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

18.10.    This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of California. Any legal suit, action or proceeding arising out of or related to this Agreement or the Services provided hereunder shall be instituted exclusively in the federal courts of the United States or the courts of the State of California in each case located in the city of Irvine and County of Orange, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court.

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18.11.    Each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

18.12.    Each party acknowledges that a breach by a party of Section 10 (Confidentiality) may cause the non-breaching party irreparable damages, for which an award of damages would not be adequate compensation and agrees that, in the event of such breach or threatened breach, the non-breaching party will be entitled to seek equitable relief, including a restraining order, injunctive relief, specific performance and any other relief that may be available from any court, in addition to any other remedy to which the non-breaching party may be entitled at law or in equity. Such remedies shall not be deemed to be exclusive but shall be in addition to all other remedies available at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

18.13.     This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

IP Advisors, Inc.
By /s/ John Heywood Name: John Heywood Title: President

Kenloc, Inc.
By /s/ Lance Crisler Name: Lance Crisler Title: Treasurer and Director

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EXHIBITS

Statement of Work

1.	Scope of Work: Financing/Real Estate Transaction

2.	Commencement Date/ Term of Engagement:

3.	Appointed Service Provider Personnel:

4.	Specific Conditions:

5.	Description of Property and Commission:

PROPERTY NAME AND ADDRESS	BASE COMMISSION[1]	COMMISSION NOT TO EXCEED[2]	TENTATIVE REQUIRED PROCEEDS FOR SALES
[property name and address]	[base commission amount]%	[maximum commission allowed]%	To be determined by Kenloc

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